UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

SKECHERS U.S.A., INC.
(Name of Registrant as Specified in Its Charter)

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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on Wednesday, May 25, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 on Wednesday, May 25, 2016 at 11:00 a.m. Pacific Time.

Our Annual Meeting is being held for the following purposes:

1.	To elect the three nominees for election named in the enclosed proxy statement as members to the Board of Directors to serve for a three-year term as Class II Directors;

2.	To approve the Skechers U.S.A., Inc. 2006 Annual Incentive Compensation Plan, as amended;

3.	To consider a stockholder proposal requesting the Board of Directors to prepare a report regarding gender and racial diversity on the Board, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 31, 2016 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The enclosed proxy statement, proxy card and 2015 annual report are being sent to each stockholder as of the record date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 25, 2016: The proxy statement and 2015 annual report are available in the SEC Filings section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

You are cordially invited to attend the Annual Meeting, and if you plan to attend the Annual Meeting in person, you may find directions by going to the Annual Meeting of Stockholders section of the Investor Relations page of our corporate information website at www.skx.com/investor.jsp. If you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage-paid envelope. Returning a signed proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 29, 2016

Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting of Stockholders to be Held

May 25, 2016 at 11:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 25, 2016 at 11:00 a.m. Pacific Time at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 (the “Annual Meeting”). The Board of Directors of Skechers (the “Board”) is soliciting proxies to be voted at the Annual Meeting. The approximate mailing date for this proxy statement and the enclosed proxy is April 29, 2016. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the nominees for director named herein, FOR the approval of the 2006 Annual Incentive Compensation Plan, as amended, and AGAINST the stockholder proposal. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies that will be made by mail. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 31, 2016 will be entitled to vote at the Annual Meeting. There were 132,518,678 shares of Class A Common Stock and 25,227,596 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter.

Pursuant to Proposal No. 1, the three candidates for director receiving the most “for” votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Stockholders may not cumulate their votes. Proposal No. 2 seeks the approval of the Skechers U.S.A., Inc. 2006 Annual Incentive Compensation Plan, as amended, and Proposal No. 3 is a stockholder proposal requesting the Board of Directors to prepare a report on gender and racial diversity on the Board. Each of Proposal Nos. 2 and 3 will be considered as having passed if it receives the affirmative “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such proposal at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting and will not be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” will be counted for purposes of determining whether there is a quorum. Because directors are elected by a plurality of the votes cast, proxies marked “Withhold” as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee. Proxies marked “Abstain” as to Proposal Nos. 2 and/or 3 will have the same effect as a vote cast against the respective proposals.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, or contact our investor relations advisory firm, Addo Communications, by telephone at (310) 829-5400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors is duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and nine members. We currently have nine members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors. The nominees for election to our Board of Directors are Michael Greenberg, David Weinberg and Jeffrey Greenberg. For more information regarding our nominees, please see “Information Concerning Director Nominees” below.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Michael Greenberg, David Weinberg and Jeffrey Greenberg, who are director nominees and are currently members of the Board of Directors. We have been advised by Michael Greenberg, David Weinberg and Jeffrey Greenberg of their availability and willingness to serve if re-elected. In the event that any of Michael Greenberg, David Weinberg and Jeffrey Greenberg becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR each of these director nominees.

PROPOSAL NO. 2

APPROVAL OF THE AMENDED 2006 ANNUAL INCENTIVE COMPENSATION PLAN

We are asking our stockholders to approve a proposal with respect to the Skechers U.S.A., Inc. 2006 Annual Incentive Compensation Plan (the “2006 Plan”), as amended by the first amendment thereto (the “Amendment”). The 2006 Plan, as amended by the Amendment (as so amended, the “Amended 2006 Plan”), is described in greater detail below.

The 2006 Plan was adopted by our Board of Directors and approved by our stockholders in 2006 and in 2011. On April 8, 2016, the Board approved the Amendment to increase the maximum dollar value of an award payable under the 2006 Plan to any participant in any 12-month period from $5,000,000 to $10,000,000. The Amended 2006 Plan generally provides for performance-based incentive awards to certain of our key employees. The Amended 2006 Plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so that we can take federal income tax deductions for the performance-based compensation paid under the 2006 Plan to certain of our executive officers who are considered “covered employees” within the meaning of Section 162(m) of the Code.

Section 162(m) of the Code generally limits the deductibility of compensation paid to certain executive officers of a publicly-held corporation to $1,000,000 in any taxable year of the corporation. Certain types of compensation, including “qualified performance-based compensation,” are exempt from this deduction limitation. In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation must be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised solely of two or more “outside directors”;

•	The material terms of the performance goals (including the maximum amount of compensation that could be paid to the employee) must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have been met prior to payment.

To continue to qualify for the exemption for qualified performance-based compensation, the stockholders must approve the material terms of the performance goals every five years. Our stockholders last approved the material terms of the 2006 Plan’s performance goals when the 2006 Plan was re-approved by our stockholders at our annual meeting of stockholders in 2011. Stockholder approval of the Amended 2006 Plan under this proposal will constitute stockholder re-approval of the material terms of the performance goals for purposes of Section 162(m) of the Code.

If stockholders do not approve this proposal, we will not have the ability to structure cash bonus opportunities under the 2006 Plan that qualify as “qualified performance-based compensation” for tax deductibility purposes. In that case, the 2006 Plan will terminate and we will no longer pay bonuses under the Amended 2006 Plan. If stockholders approve this proposal, we will have the ability to treat compensation earned under the Amended 2006 Plan for fiscal years 2016 through 2020 as “qualified performance-based” compensation for tax-deductibility purposes.

Summary Description of the Amended 2006 Plan

The Amended 2006 Plan is intended to advance the interests of our company and its stockholders and assist us in attracting and retaining executive officers by providing incentives and financial rewards to such individuals, who, because of the extent of their responsibilities, can make significant contributions to our success by their ability, industry, loyalty and exceptional services. This summary is qualified in its entirety by reference to a conformed copy of the 2006 Annual Incentive Compensation Plan, as amended, attached as Appendix A to the proxy statement and the full text of the Amendment attached as Appendix B to the proxy statement.

Administration

The Amended 2006 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has authority and discretion to administer and interpret the provisions of the Amended 2006 Plan and to adopt such rules and regulations for the administration of the Amended 2006 Plan as the Committee deems necessary or advisable. Decisions of the Committee will be final, conclusive and binding upon all parties, including, without limitation, our company and participants in the Amended 2006 Plan. The Committee may designate all or any portion of its power and authority under the Amended 2006 Plan to any sub-committee of the Committee or to any of our executive officers, provided that any such designation is consistent with the requirements of Section 162(m) of the Code.

Eligibility and Participation

The individuals eligible to participate in the Amended 2006 Plan shall be our Chief Executive Officer and any other executive officer of our company or a subsidiary thereof. Prior to or at the time performance objectives are established for a fiscal quarter, fiscal year or such other period as established by the Committee, in its sole discretion, not to exceed five years in length (a “Performance Period”), the Committee will approve those executive officers, including the Chief Executive Officer, who will in fact be participants for such Performance Period. During fiscal 2015, five executive officers, including our Chief Executive Officer, participated in the 2006 Plan. Currently, the same five executive officers are eligible to participate in the Amended 2006 Plan.

Determination of Awards

Within the time period prescribed by Section 162(m) of the Code, for each Performance Period for which performance objectives are established, the Committee shall (i) determine the participants who are to be eligible to receive performance-based awards under the Plan, (ii) select the performance criteria to be used for each participant and (iii) establish, in terms of an objective formula or standard for each participant, the performance goal and the amount of each award which may be earned if such performance goal is achieved.

The performance criteria are limited to the following: net sales, revenue, revenue growth, operating income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), net earnings, earnings per share, net income, financial goals (division, group or corporate), return on equity, total shareholder return, return on assets or net assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the shares of Class A Common Stock or any other publicly-traded securities of our company, market share, gross profits, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), economic value-added models, comparisons with various stock market indices, reductions in costs, cash flow (before or after dividends), cash flow per share (before or after dividends), return on capital (including return on total capital or return on invested capital), cash flow return on investment, and improvement in or attainment of expense levels or working capital levels.

In determining satisfaction with performance goals for a Performance Period, the Committee may direct that adjustments be made to the performance goals or actual financial performance results as reported to reflect extraordinary, unusual or non-recurring organizational, operational or other changes that have occurred during such Performance Period, in each case only to the extent that such adjustments are consistent with the requirements of Section 162(m) of the Code.

Maximum Award

Prior to the Amendment, the maximum dollar value of an award payable under the 2006 Plan to any participant in any 12-month period was $5,000,000. Under the Amended 2006 Plan, the maximum dollar value of an award payable to any participant in any 12-month period is $10,000,000.

Current Awards

Bonuses paid to our Named Executive Officers under the 2006 Plan with respect to fiscal 2015 are reported under the column with the heading entitled “Non-Equity Incentive Plan Compensation” of the “Executive Compensation—Summary Compensation Table” below. The Committee has established the performance goals for fiscal year 2016 with respect to awards to such participants by reference to the business criteria set forth in the 2006 Plan. If the Amended 2006 Plan is not approved by stockholders, any cash bonuses paid to the Named Executive Officers for 2016 would be made in the discretion of the Committee and would not be paid under the 2006 Plan.

Payment of Awards

At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the award for each participant for such Performance Period. The amount of an award actually paid to a participant may, in the sole discretion of the Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for a Performance Period. Payment of an award to each participant shall be made no later than the fifteenth day of the third month following the end of the fiscal quarter of our company in which the applicable Performance Period ends.

Duration and Amendment

If the Amended 2006 Plan is approved by the stockholders at the Annual Meeting, it will be effective for fiscal years 2016 through 2020, after which our stockholders must re-approve the Amended 2006 Plan for an additional five years again at our annual meeting of stockholders in 2021 in order for awards under the Amended 2006 Plan to continue to qualify as performance-based compensation under Section 162(m) of the Code. The Committee may at any time alter, amend, suspend or terminate the Amended 2006 Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law including Section 162(m) of the Code. No amendments to, or termination of, the Amended 2006 Plan shall in any way impair the rights of a participant under any award previously granted without such participant’s consent.

Payment of Taxes

We may deduct from any payments of awards under the Amended 2006 Plan any applicable withholding taxes required by law to be withheld with respect to such payments.

Other Compensation

The Amended 2006 Plan is not exclusive. We may pay other bonuses and other compensation to the Named Executive Officers and other key employees under other authority of our Board of Directors and applicable law.

Plan Benefits

Bonus awards, if any, that our executive officers and other employees may receive under the Amended 2006 Plan for 2016 and future years are subject to the discretion of the Committee and will depend on meeting performance targets on a quarterly basis that are substantially uncertain. The Committee has approved the awards granted to our Named Executive Officers under the 2006 Plan for the 2016 fiscal year, including the financial criteria that we will need to meet or exceed in order for the Named Executive Officers to earn quarterly bonuses, as follows:

Name of Executive	Quarterly incentive compensation equals amount by
which net sales  for the applicable quarter exceeds net
sales for the corresponding quarter in the 2016 fiscal
year multiplied by the listed percentage (%)
Robert Greenberg	0.500
Michael Greenberg	0.250
David Weinberg	0.150
Mark Nason	0.125
Philip Paccione	0.075

Any such determination with respect to future awards under the Amended 2006 Plan to any of the Named Executive Officers is subject to your approval of this proposal.

Certain tables below under the general heading “Executive Compensation,” including the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2015 Table, and the discussion under “Compensation Discussion and Analysis—Annual Incentive Compensation,” set forth information with respect to prior awards granted to our Named Executive Officers under the 2006 Plan. In addition, the table below sets forth bonuses paid for the 2015 fiscal year to each of the following under the 2006 Plan.

Plan Benefits Under 2006 Annual Incentive Compensation Plan in Fiscal Year 2015(1)

Name and Position	Dollar Value ($)
Robert Greenberg—Chairman of the Board and Chief Executive Officer	3,848,813
Michael Greenberg—President and Director	1,924,407
David Weinberg—Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director	1,154,645
Mark Nason—Executive Vice President of Product Development	962,204
Philip Paccione—Executive Vice President of Business Affairs, General Counsel and Corporate Secretary	577,324
All current executive officers as a group	8,467,393
All current directors who are not executive officers as a group	—
All employees who are not executive officers as a group	6,350,565

(1)	Future benefits under the Amended 2006 Plan are not determinable at this time. Amounts shown represent amounts received by such individual or group under the 2006 Plan for our last completed fiscal year.

Recommendation of the Board of Directors

The Board of Directors believes that it is desirable and in the best interest of our company and its stockholders to enable our company to pay bonuses under the Amended 2006 Plan that are deductible as “qualified performance-based compensation” under Section 162(m) of the Code. The Board further believes that the Amended 2006 Plan provides an important incentive that complements our existing policies and other long-term plans in linking portions of executive compensation to our performance.

Four members of our Board of Directors—Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg—are eligible for awards under the Amended 2006 Plan and thus may have a personal interest in the approval of this proposal.

The Board of Directors recommends a vote FOR approval

of the Amended 2006 Annual Incentive Compensation Plan.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO PREPARE

A REPORT REGARDING GENDER AND RACIAL DIVERSITY ON THE BOARD

The Comptroller of the State of New York, Thomas P. DiNapoli, trustee of the New York State Common Retirement Fund and administrative head of the New York State and Local Retirement System, a beneficial owner of at least $2,000 worth of our Class A Common Stock, submits the following resolution to stockholders for approval at the Annual Meeting, if properly presented. We will provide the proponent’s address to any stockholder promptly upon request. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

The stockholder’s proposal follows:

“WHEREAS:

Skechers U.S.A., Inc. (the “Company”) has no female directors and no female Named Executive Officers.

In its August 2012 report on board diversity and corporate performance, Credit Suisse Research Institute stated “the Sarbanes-Oxley Act of 2002 in the USA and the Higgs Review of Corporate Governance in 2003 in the UK called for significant changes to the composition of corporate boards. Both called for greater balance on the board to off-set the relative lack of independent advice and to reduce the homogeneity of the directors” (emphasis added).

We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board.

Research confirms a strong business case for such diversity on corporate boards. For example, Credit Suisse Research Institute links board gender diversity to higher return on equity, lower leverage, higher price/book ratios and improved growth prospects.

According to an October 2014 PricewaterhouseCoopers survey of institutional investors representing more than $11 trillion in managed assets, “Nine in 10 investors believe that boards should be revisiting their director diversity policies, and 85% believe that doing so will require addressing underlying impediments…”.

RESOLVED:

Shareholders request that the Board report to shareholders by September 2016, at reasonable expense and omitting proprietary information, on plans to increase gender and racial diversity on the Board, including an assessment of the effectiveness of such efforts. The report should include a description of what steps, if any, the Board and/or the Nominating Committee has taken or plans to take to:

1.	Include women and racial minority candidates in the pool from which Board nominees are chosen; and

2.	Expand director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments including government, academia, and non-profit organizations.

The requested report should also address:

•	Consideration of changes to the Nominating Committee Charter to include a requirement to consider the Board’s gender and racial diversity in identifying director candidates.

•	The number of women and racial minorities in the candidate pool within the past 3 years.

•	Any challenges to increasing diversity identified by the Board and any plans to address them.

SUPPORTING STATEMENT

We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills and experience is critical to a company’s success. Further, director diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity and a high level of board independence, are better positioned to generate long-term value for their shareholders.”

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BOARD OF DIRECTORS OPPOSITION STATEMENT

The Board of Directors urges a vote against this stockholder proposal. The Board of Directors acknowledges the benefits of broad diversity throughout our company, but believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board of Directors and would impose unnecessary administrative burdens and costs. The Board of Directors believes that our company’s existing nominating process considers the needs of our company in light of the current mix of director skills and attributes, and is designed to identify the best possible nominees for director. When assessing individual nominees, the Board of Directors considers a variety of issues and factors, including career achievements, breadth of experience, soundness of judgment, ability to make independent analytical inquiries, and ability to represent the total corporate interests of our company and its stockholders.

When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board of Directors and the Nominating and Governance Committee have historically considered, and continue to consider. The Board of Directors and the Nominating and Governance Committee consider diversity broadly to include gender and ethnicity, age, skills and experience in the context of the needs of the Board as well as viewpoint, individual characteristics, qualities and skills resulting in the inclusion of naturally varying perspectives among the directors. The Board of Directors and the Nominating and Governance Committee also consider whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee our company’s business and serve the long-term interests of our stockholders.

The Board of Directors and the Nominating and Governance Committee seek qualified candidates for director, and consider diversity as a factor, but believe that this proposal is unnecessarily restrictive and would not maintain the necessary flexibility in the nominating process to ensure that the most qualified candidates are selected as directors in light of our company’s evolving needs and circumstances. In addition, the reporting obligations contemplated by this proposal would be expensive and time consuming, without any corresponding benefit to our stockholders.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of our company or its stockholders, and recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder has otherwise indicated in voting the proxy.

The Board of Directors recommends a vote AGAINST the stockholder proposal requesting a report from the Board of Directors regarding gender and racial diversity on the Board.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Michael Greenberg	53	Class II (2019)	President and Director
David Weinberg	65	Class II (2019)	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director
Jeffrey Greenberg	48	Class II (2019)	Senior Vice President of Active Electronics Media and Director

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for more than 20 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer since September 2009 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in finance and operations, including 19 years as our Chief Financial Officer and ten years as our Chief Operating Officer.

Jeffrey Greenberg has served as our Senior Vice President of Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President of Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Mr. Greenberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in marketing and operations, including his role on our management team during our early years of growth following our company’s inception in 1992.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Robert Greenberg	76	Class I (2018)	Chairman of the Board and Chief Executive Officer
Morton Erlich	71	Class I (2018)	Director
Thomas Walsh	74	Class I (2018)	Director
Geyer Kosinski	50	Class III (2017)	Director
Richard Rappaport	56	Class III (2017)	Director
Richard Siskind	70	Class III (2017)	Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors with over 35 years of experience in the footwear industry, primarily in branding and product design, including 23 years as our founder, leader and one of our largest stockholders since our inception in 1992.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since September 2004. Since October 2013, Mr. Erlich has served as a member of the board of directors of American Vanguard Corporation (NYSE:AVD). Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant (currently inactive) in California since 1974. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Thomas Walsh has served as a member of our Board of Directors since September 2010 and as a private investor and consultant since November 2006. From May 1993 until retiring in November 2006, Mr. Walsh served as senior vice president and portfolio manager with Colbie Pacific Capital, which is a factoring and asset-based lender located in Southern California.

Mr. Walsh’s qualifications to serve on our Board include over 40 years of experience in managing and providing guidance to companies, the majority of which were in the apparel business, regarding debt financing options including securitization and action plans for companies with respect to distressed customers. His qualifications also include a background in accounting and extensive experience in evaluating businesses and evaluating their financial information.

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company, and prior to that he was the Managing Partner of Industry Entertainment.

Mr. Kosinski’s qualifications to serve on our Board include over 25 years of leadership and transactional experience, specifically managing the careers of over 100 actors, writers and directors, and developing and producing feature films and television series, such as Fargo for FX. In addition to running Media Talent Group, the Emmy and Golden Globe winner sits on the Boards and Executive Teams of several other private companies including Motion Theory/Mirada, Social Ink, and Top Fan and specializes in endorsement, branding, and licensing deals with celebrities and luxury brands.

Richard Rappaport has served as a member of our Board of Directors since September 2010. In 1999, Mr. Rappaport founded WestPark Capital, a full service investment banking and securities brokerage firm that serves the needs of both private and public companies worldwide, as well as individual and institutional investors, and he is its Chief Executive Officer. Mr. Rappaport received his B.S. in Business Administration from the University of California at Berkeley, and his M.B.A. from the University of California at Los Angeles.

In August 2004, Mr. Rappaport entered into a settlement agreement (the “Settlement Agreement”) with the NASD (the “National Association of Securities Dealers”) to settle claims that Mr. Rappaport failed in his capacity as Chief Compliance Officer of WestPark Capital to properly supervise the preparation of the six research reports released by WestPark Capital between July 2001 and October 2002 regarding public companies with speculative securities which WestPark Capital and Mr. Rappaport knew or had reason to know were misleading in light of certain omissions and exaggerated, unwarranted and misleading statements. Under the terms of the Settlement Agreement, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 24 license to act as a general securities principal on behalf of WestPark Capital for a period of 30 days restricting Mr. Rappaport’s participation in principal activities (the “Temporary Principal Suspension”), was required to requalify his Series 24 license and paid a fine of $50,000. Despite his good faith efforts to comply with the terms of the Temporary Principal Suspension and his reliance on the advice of legal counsel regarding the scope of the restricted activities, the NASD determined that certain of the activities that Mr. Rappaport engaged in during the Temporary Principal Suspension were considered “principal activities.” In September 2006, Mr. Rappaport entered into a letter of acceptance, waiver and consent (the “Consent”) with the NASD in connection with the violation of the Temporary Principal Suspension. Under the terms of the Consent, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 7 and 24 licenses for a second 30-day period and paid an additional fine of $10,000. Mr. Rappaport fully complied with the terms of the Consent to the satisfaction of the NASD.

Mr. Rappaport’s qualifications to serve on our Board include over 25 years of experience in business development and corporate finance, specifically in the United States and international small cap investment banking and securities markets; he has completed over 50 public offerings of issuers’ stock and numerous private financing and M&A transactions. During his career, he has helped companies plan and implement their financial and business development strategies.

Richard Siskind has served as a member of our Board of Directors since June 1999. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands, and he is its Chief Executive Officer and a member of its Board of Directors.

Mr. Siskind’s qualifications to serve on our Board include over 40 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a Board member of Magic Lantern Group, a publicly traded apparel company, and over 20 years as founder, majority shareholder and leader of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Michael Greenberg and David Weinberg, see “Information Concerning Director Nominees” above, and for information concerning Robert Greenberg, see “Directors Not Standing for Election” above.

Name	Age	Position
Philip Paccione	54	Executive Vice President of Business Affairs, General Counsel and Corporate Secretary
Mark Nason	54	Executive Vice President of Product Development

Philip Paccione has served as our Executive Vice President of Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President of Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President of Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist among any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at www.skx.com/investor.jsp. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2015, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all of the directors attended the Annual Meeting of Stockholders held in 2015.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2015 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an outside director for purposes of Section 162(m) of the Code. All committee meetings were attended by all respective committee members in 2015.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Morton Erlich	X	*	X		X
Geyer Kosinski	X
Richard Siskind	X		X	*	X
Thomas Walsh			X		X	*
Total Meetings in 2015	6		7		3

*	Committee Chairman

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and SEC rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the Corporate Governance section of the Investor Relations page of our corporate information website located at www.skx.com/investor.jsp, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors has nine members including six non-management directors, which are those directors who are not also serving as one of our executive officers. Our Board of Directors has affirmatively determined that the Board has five members who are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Morton Erlich, Geyer Kosinski, Richard Rappaport, Richard Siskind and Thomas Walsh. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, including those reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board of Director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and one of our largest stockholders, with beneficial ownership of approximately 35.4% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Morton Erlich as our Lead Independent Director. As Lead Independent Director, Mr. Erlich acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs and presides over regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Director of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Chairman of the Audit Committee has periodic discussions with our Director of Internal Audit about the adequacy and effectiveness of steps taken to monitor, control and report financial risk exposures, and the Director of Internal Audit also presents the Audit Committee with formal periodic status reports as well. The Compensation Committee oversees risks related to our compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Lead Independent Director, Morton Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing interested party should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board of Directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our company’s business or communications that relate to improper or irrelevant topics. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other staff members or agents of our company who are responsible for analyzing or responding to complaints or requests.

Audit Committee

Our Board of Directors has determined Morton Erlich, who is the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal controls functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement, (iv) overseeing risks related to our compensation programs and (v) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans. For additional information on the role of our Chief Executive Officer in recommending the form or amount of executive compensation, see “Compensation Discussion and Analysis—Role of Management in Compensation Decisions.”

Our Board of Directors increased the size of the Compensation Committee to three independent directors with the appointment of Thomas Walsh, effective as of July 1, 2015. None of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2015.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying individuals qualified to become members of our Board of Directors and recommending candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments to the other Board committees and the appointment of a chairperson for each of the other Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending to the Board changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Our Board of Directors increased the size of the Nominating and Governance Committee to three independent directors with the appointment of Thomas Walsh, who also replaced Morton Erlich as its Chair, effective as of July 1, 2015.

Director Nominations

The Nominating and Governance Committee recommends to our Board of Directors candidates to fill vacancies or for election or re-election to the Board. In the event of a vacancy on our Board of Directors, the process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to our Board members, management and others for recommendations, meeting from time to time to evaluate biographical information and qualifications relating to potential candidates and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee evaluates the abilities and skills, age and education, gender and ethnicity, industry and professional background, and accounting and financial experience of all potential director nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of background, experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominee; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered by the Nominating and Governance Committee for the 2017 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2017 Annual Meeting” in this proxy statement.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at www.skx.com/investor.jsp. We intend to promptly post any amendments to or waivers of the Code of Business Conduct and Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2015. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Morton D. Erlich	94,000	94,000
Geyer Kosinski	50,000	50,000
Richard Rappaport	42,500	42,500
Richard Siskind	81,500	81,500
Thomas Walsh	56,000	56,000

(1)	This column reports the amount of cash compensation earned in 2015 for Board and committee service.

Non-Employee Directors. We paid each of our non-employee directors annual compensation of $35,000 for serving on the Board of Directors in 2015. Our Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman were paid additional annual fees of $20,000, $15,000 and $15,000, respectively, in 2015. Non-employee directors also received fees of $1,500 for each Board and committee meeting attended during 2015. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2015, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Incentive Award Plan (the “2007 Plan”) as determined by the Board of Directors. In 2015, none of our non-employee directors were issued any restricted shares of Class A Common Stock or granted any options to purchase shares of Class A Common Stock.

Employee Directors. As of December 31, 2015, Robert Greenberg, Michael Greenberg and David Weinberg were the only Named Executive Officers (as defined below in the section entitled “Executive Compensation”) serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2015 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2015 is described in the section entitled “Transactions with Related Persons” in this proxy statement. During the 2015 fiscal year, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. In 2015, none of our employee directors were issued any restricted shares of Class A Common Stock or granted any options to purchase shares of Class A Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation strategy, philosophy, policies, programs and practices for our Named Executive Officers for 2015 and should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; David Weinberg, Executive Vice President, Chief Operating Officer and Chief Financial Officer; Mark Nason, Executive Vice President of Product Development; and Philip Paccione, Executive Vice President of Business Affairs, General Counsel and Corporate Secretary. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from the compensation strategy, philosophy, policies, programs and practices summarized in this discussion.

Alignment of Executive Compensation with Financial Performance – Highlights

Our executive compensation program is designed to reward superior performance by our company. The company delivered strong financial performance during the 2015 fiscal year, including the following highlights:

•	Net sales increased $769.8 million, or 32.4%, to $3.147 billion compared to net sales of $2.378 billion in 2014.

•	Net earnings attributable to Skechers U.S.A., Inc. were $231.9 million, an increase of $93.1 million, or 67.1%, compared to net earnings of $138.8 million in 2014.

•	Diluted earnings per share attributable to Skechers U.S.A., Inc. was $1.50, which reflected a 65.9% increase from diluted earnings per share of $0.91 in 2014.

•	Our cash and cash equivalents increased $41.3 million to $508.0 million at December 31, 2015 from $466.7 million at December 31, 2014.

As a result of our strong financial and operating performance, our share price increased from $18.42 per share on December 31, 2014 to $30.21 per share on December 31, 2015, which reflected appreciation of 64.0% during 2015.

While the annual base salaries of the Named Executive Officers remained unchanged from 2014 to 2015, the total cash compensation, consisting of base salary and earned incentive compensation (“Cash Compensation”), for each Named Executive Officer was greater in 2015 as compared to 2014, primarily due to our strong financial performance in 2015, which resulted in higher incentive compensation earned by each Named Executive Officer in 2015. The total compensation of all Named Executive Officers disclosed in the “Executive Compensation—Summary Compensation Table” below was less in 2015 as compared to 2014, but this was largely due to the fact that the grant date fair value of the restricted stock awarded in January and October 2014 (for further information, see the section below entitled “Equity-Based Compensation—Restricted Stock”) was captured in full as compensation for 2014 in accordance with SEC rules even though the awards vested, or are scheduled to vest, as the case may be, in 2015, 2016, 2017 and 2018. Thus, if the portion of the restricted stock that vested in 2015 had been attributed to total compensation for 2015, the total compensation earned by each Named Executive Officer in 2015 would reflect a year-over-year increase that is commensurate with the continued positive financial performance by Skechers in fiscal 2015.

Role of the Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither our management nor the Compensation Committee retained a compensation consultant in 2015 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. For 2015, the Compensation Committee reviewed and considered management’s compensation recommendations and then discussed these recommendations with management.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee may adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee has believed in past years that compensation paid to executive officers should be closely aligned with our performance, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve the following four objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviewed and approved our compensation programs for 2015 to effectively balance executive officers’ salaries with incentive compensation that was performance-based. We believe that it served the needs of our stockholders to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varied among the executive officers based on each executive officer’s position, responsibilities and performance.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee has historically reviewed not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation, and attempted to balance the total compensation package between short-term, long-term and cash and equity compensation in a way that met the objectives set forth above.

Elements of Compensation

Our executive compensation has historically consisted of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2007 Plan.

These components, individually and in the aggregate, are designed to accomplish one or more of the compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

The annual base salaries of the Named Executive Officers remained unchanged for 2015.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees, including the Named Executive Officers, with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our performance goals. The 2006 Plan allows us to set performance periods equal to fiscal quarters, fiscal years or such other period that the Compensation Committee may establish up to five years in length, and determine performance criteria and goals for such performance periods that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Following the conclusion of each quarter during the current fiscal year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee approved the performance goals of the Named Executive Officers for fiscal 2015 (which were the same as those for fiscal 2014) in January 2014, except for Michael Greenberg whose performance goals for fiscal 2015 were approved in January 2015, given that he did not participate in our incentive compensation program in 2014. The performance criteria used in the formulae to calculate the incentive compensation of the Named Executive Officers for 2015 was our net sales growth because the Compensation Committee believes that it provides an accurate measure of our annual performance.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. The payment of any incentive compensation for a fiscal year under the 2006 Plan is conditioned on our company achieving at least certain threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to our Named Executive Officers if the threshold performance levels are not met. Any incentive compensation to be paid to the Named Executive Officers in excess of the threshold amounts, which they may earn depending on our company’s financial performance and their individual contributions, is based on the Compensation Committee’s pre-approved performance criteria and formulae for the respective Named Executive Officers. The Named Executive Officers’ annual incentive compensation is calculated on a quarterly basis by multiplying net sales growth, which is the amount by which net sales for the applicable quarter exceeded net sales for the corresponding quarter in the prior year, by the percentages that were pre-approved by the Compensation Committee, as set forth in the following tables:

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
		(i)	(ii)	(iii)	(iv)
Amount by which net sales for the quarter in fiscal 2015 exceeded net sales for the corresponding quarter in fiscal 2014 ($)		221,479,049	213,413,531	181,908,544	152,961,121

	Pre-approved Percentage (%)	Incentive Compensation Calculated on a Quarterly Basis ($)				2015 Annual Incentive Compensation ($)
Name of Executive		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(a)	(a)x(i)	(a)x(ii)	(a)x(iii)	(a)x(iv)
Robert Greenberg	0.500	1,107,396	1,067,068	909,543	764,806	3,848,813
Michael Greenberg	0.250	553,698	533,534	454,772	382,403	1,924,407
David Weinberg	0.150	332,219	320,121	272,863	229,442	1,154,645
Mark Nason	0.125	276,849	266,767	227,386	191,202	962,204
Philip Paccione	0.075	166,110	160,061	136,432	114,721	577,324

The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2015, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Based on the performance goals that the Compensation Committee approved in January 2014 (and January 2015 with respect to Michael Greenberg), the Named Executive Officers were eligible to receive incentive compensation targeted from 10% to 50% of their Cash Compensation for 2015, which was determined to be competitive in the marketplace for similar positions. These percentages were identical to the targeted percentages for 2014, except for Michael Greenberg who was not eligible to receive incentive compensation for 2014. In determining the potential awards that computed into these percentages, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of our performance goals. The percentage of total target compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was at the top end of the range.

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2015, the actual incentive compensation earned by each Named Executive Officer for 2015 was $3,848,813 for Robert Greenberg, which represented 56% of his Cash Compensation; $1,924,407 for Michael Greenberg, which represented 47% of his Cash Compensation; $1,154,645 for David Weinberg, which represented 42% of his Cash Compensation, $962,204 for Mark Nason, which represented 49% of his Cash Compensation; and $577,324 for Philip Paccione, which represented 49% of his Cash Compensation. These percentages, ranging from 42% to 56%, were at the higher end of the targeted percentages of 10% to 50% due to our strong financial performance in 2015, which continued to exceed our expectations.

Cash incentive compensation awarded under the 2006 Plan complements the long-term equity compensation program described below.

Equity-Based Compensation

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, awards of restricted stock, stock options and other equity-based compensation under the 2007 Plan that are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in our company by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders. We did not grant any awards of restricted stock, stock options or other equity-based to any Named Executive Officers in 2015, but we did award shares of restricted stock to all Named Executive Officers in 2014, as described below, that began to vest in 2015.

Restricted Stock

Historically, awards of restricted stock made to our Named Executive Officers are subject to certain time-vesting restrictions that generally lapse over a period of two to four years from the date of the award depending on the specific award.

This vesting schedule promotes retention and encourages long-term investment in our company by the Named Executive Officers, while also providing a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This may result in lower stockholder dilution than granting stock options. In January and October 2014, the Compensation Committee awarded shares of restricted stock to the Named Executive Officers, and one-quarter of the shares awarded to each of them vested in 2015, with the remainder scheduled to vest in 2016, 2017 and 2018.

Employment Agreements and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers except for Michael Greenberg. The following is a description of the material terms of the employment agreement with Mr. Greenberg.

Michael Greenberg

On August 7, 2015, we entered into an employment agreement with Michael Greenberg (the “Employment Agreement”). The terms of the Employment Agreement are effective as of January 1, 2015 and were negotiated by the Compensation Committee with Mr. Greenberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions, the Employment Agreement provides for Mr. Greenberg’s continued employment by us as our President through December 31, 2018.

The Employment Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $2,200,000 (subject to annual review by the Board or the Compensation Committee);

•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.25% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee);

•

acknowledgement of an award of 200,000 shares of our Class A Common Stock on a pre-split basis that was granted on October 21, 2014, of which 50,000 shares vest on each of November 1, 2015 and the first three anniversaries thereof, subject to the terms and conditions of the 2007 Plan and the restricted stock agreement previously entered into between Mr. Greenberg and our company (the “2014 Restricted Stock Agreement”); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Employment Agreement also provides for certain severance payments and benefits upon certain terminations of employment, including in connection with a change in control of our company, as described in greater detail under “Executive Compensation—Termination and Change of Control Benefits.”

Change of Control Provisions

The restricted stock awards granted under our 2007 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full.

A “change of control” is generally defined in the 2007 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities, (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved, (iii) approval by our stockholders of a merger or consolidation (except with certain permitted entities), or (iv) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

The Compensation Committee believes that our change of control policy is consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the New York Stock Exchange on the date of grant, and we have never re-priced any grants.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Aircraft usage. We have an agreement with an aircraft operator for use of its aircraft for business travel. Each Named Executive Officer may also use the aircraft for personal use. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer. During 2015, there was no personal use of the aircraft by any of the Named Executive Officers for which we were not reimbursed in full.

Automobile usage. During 2015, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles.

Country club dues and health club fees. During 2015, we paid country club membership dues and/or health club membership fees for David Weinberg and Philip Paccione.

Finance and tax services. During 2015, we paid fees for financial planning and tax preparation services that Robert Greenberg and Michael Greenberg received from their personal accountant.

Deferred Compensation Plan

In May 2013, we commenced the Skechers U.S.A., Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of May 1, 2013. We are maintaining the Deferred Compensation Plan primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of our Named Executive Officers, who are limited in their participation under our 401(k) profit sharing plan. Pursuant to the Deferred Compensation Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Deferred Compensation Plan. We are not funding the Deferred Compensation Plan, and we will make payments under the Deferred Compensation Plan to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Deferred Compensation Plan also provides for us to make discretionary contributions to the participants. The amounts, timing and vesting of any such discretionary contributions will be determined in the sole discretion of the Compensation Committee, as the administrator of the Deferred Compensation Plan. A description of the material terms of the Deferred Compensation Plan can be found in the section entitled “Executive Compensation—Non-qualified Deferred Compensation Plan” in this proxy statement.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. The Compensation Committee generally seeks to structure incentive compensation in a manner that is intended to minimize the disallowance of deductions under Section 162(m) of the Code. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “non-qualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

Financial Accounting Standards Board (“FASB”) ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock and stock options under the 2007 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,

Richard Siskind, Chairman

Morton Erlich

Thomas Walsh

EXECUTIVE COMPENSATION

The following table provides selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert Greenberg	2015	3,000,000	—	—	3,848,813	267,586	(3)	7,116,399
Chairman of the Board and	2014	3,000,000	—	3,547,700	2,656,000	268,098		9,471,798
Chief Executive Officer	2013	2,000,000	—	—	1,428,448	50,747		3,479,195

Michael Greenberg	2015	2,200,000	—	—	1,924,407	173,287	(4)	4,297,694
President and Director	2014	1,656,153	1,000,000	10,886,000	—	192,167		13,734,320
	2013	1,500,000	—	—	—	65,998		1,565,998

David Weinberg	2015	1,600,000	—	—	1,154,645	72,621	(5)	2,827,266
Executive Vice President,	2014	1,600,000	—	2,459,100	796,800	72,148		4,928,048
Chief Operating Officer, Chief Financial Officer and Director	2013	1,325,000	—	—	428,536	81,688		1,835,224

Mark Nason	2015	1,000,000	—	—	962,204	21,944	(6)	1,984,148
Executive Vice President of	2014	1,000,000	—	1,364,000	664,000	13,021		3,041,021
Product Development	2013	1,000,000	—	—	357,113	14,714		1,371,827

Philip Paccione	2015	600,000	—	—	577,324	23,468	(7)	1,200,792
Executive Vice President of	2014	600,000	—	1,369,000	398,401	21,514		2,388,915
Business Affairs, General Counsel and Corporate Secretary	2013	550,000	—	—	214,269	23,564		787,833

(1)	Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded.
(2)	Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.
(3)	Represents payments of $220,367 for financial planning and tax preparation services for Mr. Greenberg, health and life insurance payments of $15,269, and costs of $31,950 related to automobiles purchased by us for use by Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2012 and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(4)	Represents payments of $97,745 for financial planning and tax preparation services for Mr. Greenberg, health and life insurance payments of $13,972, costs of $61,570 related to automobiles purchased by us for use by Mr. Greenberg and automobile insurance premiums paid by us on behalf of Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2015, and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(5)

Represents health and life insurance payments of $7,639, monthly payments of country club membership dues equal to a total of $22,307, monthly payments of health club membership fees equal to a total of $1,524, costs of $41,151 related to automobiles purchased by us for use by Mr. Weinberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2015, and the automobile insurance premiums paid by us on behalf of Mr. Weinberg.
(6)	Represents health and life insurance payments.
(7)	Represents health and life insurance payments of $21,944 and monthly payments of health club membership fees equal to a total of $1,524.

Grants of Plan-Based Awards in Fiscal 2015

The following table provides information about the estimated future payouts under non-equity incentive plan awards granted to the Named Executive Officers in 2015, which consist of potential payouts under the 2006 Plan for the performance period covering fiscal 2015. The Named Executive Officers did not receive any other stock awards or option awards in 2015.

	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)
Name of Executive	Threshold ($)	Target ($)	Maximum ($)
Robert Greenberg	(1)	(1)	5,000,000
Michael Greenberg	(1)	(1)	5,000,000
David Weinberg	(1)	(1)	5,000,000
Mark Nason	(1)	(1)	5,000,000
Philip Paccione	(1)	(1)	5,000,000

(1)	These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. There are no specific threshold or target amounts that can be determined with respect to any payouts of incentive compensation under the 2006 Plan for fiscal 2015 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year. Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2015; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Options Exercised and Stock Vested in Fiscal 2015

The following table provides information for the Named Executive Officers regarding the number of shares acquired in 2015 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions. None of the Named Executive Officers exercised any stock options in 2015.

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert Greenberg	45,000	1,022,100
Michael Greenberg	150,000	4,680,000
David Weinberg	45,000	1,022,100
Mark Nason	15,000	340,700
Philip Paccione	15,000	340,700

(1)	Share amounts have been adjusted for the three-for-one stock split that was effective on October 16, 2015.
(2)	Amounts are calculated by multiplying the number of shares acquired on vesting of the related stock awards by the closing price per share of our company’s Class A Common Stock on the date of vesting.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information on the outstanding stock awards, specifically unvested shares of restricted stock, held by the Named Executive Officers as of December 31, 2015. Each stock award is shown separately for each of the Named Executive Officers. The market value of each stock award is based on the closing price of our Class A Common Stock as of December 31, 2015, which was $30.21. None of the Named Executive Officers held any outstanding option awards as of December 31, 2015. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert Greenberg	45,000 150,000	(2) (3)	1,359,450 4,531,500
Michael Greenberg	450,000	(4)	13,594,500
David Weinberg	45,000 90,000	(2) (3)	1,359,450 2,718,900
Mark Nason	15,000 60,000	(2) (3)	453,150 1,812,600
Philip Paccione	15,000 30,000 30,000	(2) (3) (3)	453,150 906,300 906,300

(1)	Share amounts have been adjusted for the three-for-one stock split that was effective on October 16, 2015.
(2)	Shares of restricted stock that vested on March 1, 2016.
(2)	Shares of restricted stock scheduled to vest in two equal installments on May 1, 2017 and 2018.
(3)	Shares of restricted stock scheduled to vest in three equal annual installments on November 1, 2016, 2017 and 2018.

Non-qualified Deferred Compensation Plan

The following table provides information about contributions to, aggregate losses and account balances under, our Deferred Compensation Plan, as more fully described below, in 2015. Other than David Weinberg and Philip Paccione, none of the other Named Executive Officers participated in our Deferred Compensation Plan during 2015.

Name of Executive	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Losses in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)
David Weinberg	951,840	—	(8,764)	—	2,039,564	(3)
Philip Paccione	71,145	—	(1,188)	—	142,287	(4)

(1)	The amount of the contributions made by the Named Executive Officer, as reported above, is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table for 2015 either as “Salary” or “Non-Equity Incentive Plan Compensation.”
(2)	The amount in this column represents the gains and losses by funds in which investments were made under the Deferred Compensation Plan. The aggregate losses are not reported in the Summary Compensation Table.
(3)	Represents $1,951,226 included as compensation reported in the Summary Compensation Table for 2015, 2014 and 2013.
(4)	Represents $142,891 included as compensation reported in the Summary Compensation Table for 2015 and 2014.

Under the Deferred Compensation Plan, eligible employees, including our Named Executive Officers, are permitted to defer receipt of up to 75% of their base salary and 100% of their commissions and bonuses. A participant’s deferrals are deemed 100% vested at all times and are credited to an account balance. This account balance represents a participant’s entire interest under the Deferred Compensation Plan. The Deferred Compensation Plan provides the opportunity for us to contribute additional discretionary contributions to an eligible employee’s account if authorized by the Compensation Committee and subject to such terms and conditions as provided by the Compensation Committee. At present, however, the Compensation Committee has not authorized any such contributions.

A participant shall receive his or her account balance following the first to occur of: (i) a separation from service, (ii) a specified date elected by the participant, (iii) disability, (iv) death (with account balance distributed to a designated beneficiary) or (v) an unforeseeable emergency (as determined at the sole discretion of the Compensation Committee). Generally, the account balance will be distributed in a single lump sum regardless of the payment event. If, however, a participant separates from service within two years following a change in control of our company, or separates from service with five years of service and the sum of his or her age and years of employment is at least 65 years, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to ten years instead of a single lump sum (subject to a timely participant election). Similarly, if a participant has established one or more specified dates upon which to receive a distribution of his or her account balance (or a portion thereof) or becomes disabled, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to five years instead of a single lump sum (subject to a timely participant election).

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Deferred Compensation Plan provides investment options, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time. In 2015, the Deferred Compensation Plan permitted participants to choose from among 37 investment options. The rates of return for 2015 ranged from -33.45% to 12.76%.

The investment options under the Deferred Compensation Plan and their rates of return for 2015 are provided in the following table.

Name of Investment Option	Rate of Return (%)
American Century VP Mid Cap Value - Class I Shares	-1.43
Deutsche Small Cap Index VIP - Class A Shares	-4.60
Davis Financial	2.01
Fidelity VIP Balanced - Service Class 2	-0.36
Fidelity VIP Contrafund - Service Class 2	-0.42
Fidelity VIP Freedom 2005 - Service Class 2	-0.49
Fidelity VIP Freedom 2010 - Service Class 2	-0.53
Fidelity VIP Freedom 2015 - Service Class 2	-0.51
Fidelity VIP Freedom 2020 - Service Class 2	-0.46
Fidelity VIP Freedom 2025 - Service Class 2	-0.50
Fidelity VIP Freedom 2030 - Service Class 2	-0.53
Fidelity VIP Freedom 2035 - Service Class 2	-0.51
Fidelity VIP Freedom 2040 - Service Class 2	-0.49
Fidelity VIP Freedom 2045 - Service Class 2	-0.53
Fidelity VIP Freedom 2050 - Service Class 2	-0.58
Fidelity VIP Freedom Income - Service Class 2	-0.57
Great-West MFS International Value	6.45

Name of Investment Option	Rate of Return (%)
Great-West T. Rowe Price Mid Cap Growth	6.52
Invesco V.I. High Yield - Series I Shares	-3.17
Invesco V.I. International Growth - Series I Shares	-2.34
Invesco V.I. Managed Volatility - Series I Shares	-2.15
Janus Aspen Series Global Technology - Instl Shares	4.85
MFS VIT Global Equity - Initial Class	-1.41
PIMCO VIT Real Return - Admin Class	-2.70
PIMCO VIT Total Return - Admin Class	-0.45
T. Rowe Price Health Sciences	12.76
T. Rowe Price New America Growth	8.60
Van Eck VIP Emerging Markets - Initial Class	-13.99
Van Eck VIP Global Hard Assets - Initial Class	-33.45
Vanguard VIF Diversified Value	-2.45
Vanguard VIF Equity Index	1.27
Vanguard VIF International	-0.77
Vanguard VIF Mid-Cap Index	-1.43
Vanguard VIF Money Market	0.15
Vanguard VIF Short-Term Investment-Grade	1.12
Vanguard VIF Small Company Growth	-2.75
Vanguard VIF Total Bond Market Index	-0.33

Termination and Change of Control Benefits

Michael Greenberg’s Employment Agreement

The Employment Agreement with Mr. Greenberg provides for certain severance payments and benefits upon certain terminations of employment, including in connection with a change in control of our company, described as follows:

•

The Employment Agreement provides that if Mr. Greenberg’s employment with us is terminated by us with “cause” or by Mr. Greenberg without “good reason”, or on account of his death or “disability” (each as defined in the Employment Agreement), he (or his estate) will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation.

•

If Mr. Greenberg’s employment with us is terminated by us without “cause” or by Mr. Greenberg for “good reason,” or by us upon a “change in control” (as defined in the Employment Agreement) or within 120 days after a “change in control,” he will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation. Mr. Greenberg will also be entitled to receive, subject to Mr. Greenberg delivering a valid release and waiver of claims in favor of our company, the total gross amount equal to his base salary for the remainder of the four-year term (at the annual rate payable at the time of such termination), plus annual incentive compensation for each of the remaining fiscal years in the four-year term equal to the highest amount of the annual incentive compensation that was earned by Mr. Greenberg in any fiscal year in the four-year term prior to his termination, less any annual incentive compensation already paid for the fiscal year in which he was terminated, and we will accelerate the vesting of all restricted shares of our Class A Common Stock held by Mr. Greenberg, provided that such acceleration is allowed by the terms of the 2007 Plan and the 2014 Restricted Stock Agreement.

•

Should Mr. Greenberg’s payments or benefits (whether under the Employment Agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Employment Agreement provides that such payments or benefits will be reduced so that the present value of the total amount received by Mr. Greenberg will be one dollar less than three times his average yearly taxable income for the five most recent years and so that no portion of such payments or benefits will be subject to such excise tax.

The following table sets forth the estimated amounts Mr. Greenberg would have been entitled to receive under the terms of the Employment Agreement and the 2014 Restricted Stock Agreement had his employment with us terminated and/or a change in control of our company occurred on the last business day of fiscal 2015, which was December 31, 2015. These amounts do not include the incentive compensation that Mr. Greenberg earned for the fourth quarter of 2015 under the 2006 Plan, which he also would have been entitled to receive if any of these trigger events had occurred on December 31, 2015.

Name	Triggering Event	Cash Severance ($)(1)	Value of Accelerated Restricted Stock ($)(2)	Total ($)
Michael Greenberg	Death/Disability	—	—	—

	Termination With Cause or Resign Without Good Reason	—	—	—

	Termination Without Cause or Resign For Good Reason	12,373,221	13,594,500	25,967,721

	Change in Control	—	13,594,500	13,594,500

	Change in Control and Termination	12,373,221	13,594,500	25,967,721

(1)	Represents an amount equal to the sum of $2,200,000, which is Mr. Greenberg’s annual base salary on December 31, 2015, plus $1,924,407, which is the annual incentive compensation that he earned in 2015, multiplied by three, which represents the remaining three years of the four-year term under the Employment Agreement.
(2)	Represents the value of the acceleration of vesting of Mr. Greenberg’s outstanding restricted stock, based on the closing price of our Class A Common Stock on December 31, 2015, which was $30.21 per share.

These benefits do not include any amounts with respect to fully vested Deferred Compensation Plan (as defined below) or 401(k) profit sharing plan benefits. In addition to these change in control and termination benefits, outstanding equity-based awards held by Mr. Greenberg may also be subject to accelerated vesting in connection with certain changes in control of our company under the terms of the 2007 Plan, as described below and in the section entitled “Compensation Discussion and Analysis—Employment Agreements and Change of Control Provisions—Change of Control Provisions” in this proxy statement.

2007 Incentive Award Plan

Upon a “change of control” under the 2007 Plan, Robert Greenberg, Michael Greenberg, David Weinberg, Mark Nason and Philip Paccione would be entitled to full vesting of their outstanding restricted stock valued at $5,890,950, $13,594,500, $4,078,350, $2,265,750 and $2,265,750, respectively, based on the closing price of our Class A Common Stock on December 31, 2015, which was $30.21 per share. As of December 31, 2015, there were no outstanding unvested stock options under the 2007 Plan held by any of the Named Executive Officers.

For additional information about change of control terms under the 2007 Plan, see the description provided in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2015 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2007 Plan	—	—	11,108,643
2008 ESPP	—	—	5,653,240

Total plans approved by security holders	—(1)	—	16,761,883	(2)

Total	—		16,761,883

(1)	Amount does not include an additional 2,725,500 shares of restricted stock, which were awarded under the 2007 Plan, that were outstanding as of December 31, 2015.
(2)	The shares available for issuance under the 2007 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights. The number of shares available for future issuance under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) may be adjusted annually on January 1 for increases equal to the least of 500,000 shares, 1% of the outstanding shares of our capital stock on such date or a lesser amount as may be determined by our Board of Directors.

Relationship of Risk to Compensation Policies and Practices

In April 2016, our company’s management and Compensation Committee reviewed our compensation policies and practices to determine whether any potential risks related to our compensation policies and practices for executives and other employees could encourage decision making that could expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows. The Compensation Committee discussed these potential pay risks with management and determined that any such pay risks do not expose our company to any risks that could result in a material adverse effect to our financial condition, results of operations or cash flows.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ independent registered public accounting firm, BDO USA, LLP (“BDO”), and (v) Skechers’ compliance with legal and regulatory requirements.

The Audit Committee has done the following:

•

it reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and BDO, with and without management present, Skechers’ audited consolidated financial statements for the fiscal year ended December 31, 2015, management’s assessment of the effectiveness of Skechers’ internal control over financial reporting, and BDO’s evaluation of Skechers’ internal control over financial reporting;

•

it discussed with BDO the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including those issued by the Public Company Accounting Oversight Board); and

•

it received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with BDO its independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to BDO during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2015 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Respectfully submitted,

Morton Erlich, Chairman

Geyer Kosinski

Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2015 and 2014

BDO provided services for the fiscal years ended December 31, 2015 and 2014 in the categories and amounts as follows:

Service	2015	2014
Audit fees(1)	$1,587,000	$1,533,000
Audit-related fees	—	—
Tax fees(2)	138,000	101,000
All other fees	—	—

Total audit and non-audit fees	$1,725,000	$1,634,000

(1)	These are fees for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firms in 2015 and 2014 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of BDO will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 31, 2016 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 132,518,678 shares of Class A Common Stock and 25,227,596 shares of Class B Common Stock outstanding as of March 31, 2016. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 31, 2016 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	19,495,331	(1)	14.7%	—		—
The Vanguard Group, Inc.	10,454,998	(2)	7.9	—		—
BlackRock, Inc.	8,951,017	(3)	6.8	—		—
Dimensional Fund Advisors LP	3,842,166	(4)	2.9	—		—
Gil Schwartzberg	8,412,382	(5)	6.0	8,412,382	(6)	33.3%
Named Executive Officers and directors:
Robert Greenberg	13,861,701	(7)	9.5	13,584,008	(8)	53.8%
Michael Greenberg	1,723,416	(9)	1.3	1,021,023	(10)	4.0
Jeffrey Greenberg	2,120,450	(11)	1.6	948,525	(12)	3.8
David Weinberg	497,449	(13)	*	—		—
Mark Nason	117,807		*	—		—
Philip Paccione	99,055		*	—		—
Morton Erlich	37,000	(14)	*	—		—
Geyer Kosinski	22,000		*	—		—
Richard Rappaport	31,000	(15)	*	—		—
Richard Siskind	205,999		*	—		—
Thomas Walsh	14,500		*	—		—
All current directors and executive officers as a group (11 persons)	18,730,377		12.6%	15,553,556		61.7%

*	Less than 1.0%

(1)

Information is based on a Schedule 13G filed with the SEC on February 12, 2016 and represents the number of shares beneficially owned as of December 31, 2015. Each of FIAM LLC, Fidelity Institutional Asset Management Trust Company and Fidelity Management & Research Company (“FMR Co”) beneficially owns shares of Class A Common Stock, with FMR Co beneficially owning 5% or more of the outstanding shares of Class A Common Stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business office of FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.
(2)	Information is based on a Schedule 13G filed with the SEC on February 11, 2016 and represents the number of shares beneficially owned as of December 31, 2015. The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 94,142 shares, of which 86,542 shares are held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, for which Vanguard serves as investment manager of collective trust accounts, and 14,500 shares are held by its wholly-owned subsidiary, Vanguard Investments Australia, Ltd., for which Vanguard serves as investment manager of Australian investment offerings. Vanguard has shared voting power with respect to 6,900 shares. Vanguard has sole dispositive power with respect to 10,361,556 shares and shared dispositive power with respect to 93,442 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)

Information is based on a Schedule 13G filed with the SEC on January 27, 2016 and represents the number of shares beneficially owned as of December 31, 2015. BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 8,485,343 shares and sole dispositive power with respect to 8,951,017 shares held by the following subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd. The principal business office of BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(4)	Information is based on a Schedule 13G filed with the SEC on February 9, 2016 and represents the number of shares beneficially owned as of December 31, 2015. Dimensional Fund Advisors LP (“Dimensional”), in its capacity as an investment advisor under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional has sole voting power with respect to 3,757,235 shares owned by the Funds and sole dispositive power with respect to 3,842,166 shares owned by the Funds. The principal business office of Dimensional is located at Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	Represents shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 6 below.
(6)	Represents 1,613,856 shares of Class B Common Stock held by the Robert Y. Greenberg 2012 Annuity Trust, 1,613,856 shares of Class B Common Stock held by the M. Susan Greenberg 2012 Annuity Trust, 2,592,335 shares of Class B Common Stock held by the Robert Y. Greenberg 2014 Annuity Trust, and 2,592,335 shares of Class B Common Stock held by the M. Susan Greenberg 2014 Annuity Trust. Gil Schwartzberg may be deemed to beneficially own these shares as sole trustee of the trusts, and Mr. Schwartzberg has sole voting power and sole dispositive power with respect to the shares held by these trusts. Mr. Schwartzberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein. The principal business office of Mr. Schwartzberg is located at 5500 Military Trail, Suite 22, Jupiter, Florida 33458.
(7)	Includes 13,584,008 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 8 below.
(8)	Represents shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.
(9)

Includes 1,021,023 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 150,714 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his children. Mr. Greenberg disclaims beneficial ownership of these 150,714 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 1,021,023 shares of Class B Common Stock is described in greater detail in note 10 below.
(10)	Represents 867,123 shares of Class B Common Stock held by the Michael Greenberg Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 153,900 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee. Mr. Greenberg disclaims beneficial ownership of these 51,300 shares except to the extent of his pecuniary interest therein.
(11)	Includes 948,525 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 303,372 shares of Class A Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as trustee of such trusts. Beneficial ownership of the 948,525 shares of Class B Common Stock is described in greater detail in note 12 below.
(12)	Represents 364,365 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust, and an additional 4,344 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that are his wife’s separate property. Also, represents 524,964 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as he or his wife is trustee of such trusts, and 32,376 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 22,476 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian. These custodial accounts are for the benefit of Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 54,852 shares held in the two custodial accounts and the 4,344 shares that are his wife’s separate property, except to the extent of his pecuniary interest therein.
(13)	Includes 232,449 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.
(14)	Includes 19,500 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.
(15)	Includes 6,000 shares of Class A Common Stock held in trust accounts for two of Mr. Rappaport’s daughters, who share the same household as him, and of which Mr. Rappaport is deemed to beneficially own as trustee of such trusts.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2015 fiscal year, except that Richard Rappaport filed one late report on Form 4 on April 6, 2015, which was two business days late, with respect to a sale of shares.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in our Code of Business Conduct and Ethics), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member shall participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the transaction with the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2015. Each of these transactions was reviewed, and approved or ratified by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

Michael Greenberg owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel in Manhattan Beach, California. David Weinberg, who is our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a director of Skechers, and Jason Greenberg and Joshua Greenberg, all of whom are senior vice presidents of Skechers, own in aggregate a 17% beneficial ownership interest in MIOC. During 2015, we paid approximately $180,000 to the Shade Hotel for lodging, food and events that were held there including our annual holiday party.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $512,049, $1,888,856, $1,441,849 and $283,773, respectively, in 2015. Jeffrey Greenberg was also a member of our Board of Directors in 2015, but did not earn any additional compensation for services provided as a director.

Andrew Weinberg, who is the son of David Weinberg, is a non-executive employee of Skechers, and he earned total compensation of $352,070 in 2015.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholder proposals intended to be presented at our next Annual Meeting of Stockholders to be held in 2017 must be received at our principal executive offices no later than December 30, 2016 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2017 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their proposal no later than March 26, 2017, the close of business on the 60th day, nor earlier than February 24, 2017, the close of business on the 90th day in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company. In either case, proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 29, 2016

Manhattan Beach, California

APPENDIX A

SKECHERS U.S.A., INC.

2006 ANNUAL INCENTIVE COMPENSATION PLAN

Skechers USA, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2006 Annual Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

2.	DEFINITIONS

2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2.2. “Award” shall mean any amount granted to a Participant under the Plan.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.6. “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Affiliates.

2.7. “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company or an Affiliate selected by the Committee pursuant to Section 4.1 to participate in this Plan.

2.8. “Performance Criteria” shall mean net sales; revenue; revenue growth; operating income; pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income; division, group or corporate financial goals; return on equity; total shareholder return; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of shares of the Class A Common Stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow (before or after dividends) cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital; cash flow return on investment; and improvement in or attainment of expense levels or working capital levels.

2.9. “Performance Period” shall mean the Company’s fiscal quarter, fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

3.	ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate.

3.2. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	AWARDS

4.1. Performance Period; Performance Goals. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, determine the Participants for such Performance Periods and determine the performance goals for determining the Award for each Participant for such Performance Period(s) based on attainment of specified levels of one or any combination of the Performance Criteria. Such performance goals may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles. Such performance goals shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder. For competitive reasons, specific performance goals determined by the Committee for each Performance Period will not be publicly disclosed.

4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.

4.3. Payment of Awards. The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan share awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal quarter of the Company in which the applicable Performance Period ends.

4.4. Commencement or Termination of Employment. If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is Disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.

4.5. Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month period is $10,000,000~~$5,000,000~~.

5.	MISCELLANEOUS

5.1. Amendment and Termination of the Plan. The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

5.3. Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4. Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of California without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. Any amounts paid under the provisions of this Plan in advance of expected shareholder approval shall be repaid to the Company by January 31, 2007 if shareholder approval of this Plan is not obtained by December 31, 2006.

5.12. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

APPENDIX B

FIRST AMENDMENT

TO THE SKECHERS U.S.A., INC.

2006 ANNUAL INCENTIVE COMPENSATION PLAN

THIS FIRST AMENDMENT (the “Amendment”) to the Skechers U.S.A., Inc. 2006 Annual Incentive Compensation Plan (the “2006 Plan”) is made and adopted by the Board of Directors of Skechers U.S.A., Inc., a Delaware corporation (the “Company”), effective as of May 25, 2016, subject to approval of the Amendment by the stockholders of the Company. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2006 Plan.

WHEREAS, the Board of Directors desires to amend the 2006 Plan to increase the maximum dollar value of an Award payable to any Participant in any 12-month period, subject to approval of this Amendment by the Company’s stockholders.

NOW, THEREFORE, BE IT RESOLVED, that the 2006 Plan be amended as follows, subject to approval of this Amendment by the Company’s stockholders.

1.	Section 4.5 of the 2006 Plan is hereby amended and restated to read in its entirety as follows:

“4.5. Maximum Award. The maximum dollar value of an Award payable to any Participant in any 12-month period is $10,000,000.”

2.	This Amendment shall be and is hereby incorporated into and forms a part of the 2006 Plan.

3.	Except as expressly provided herein, all terms and conditions of the 2006 Plan shall remain in full force and effect. I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Skechers U.S.A., Inc. on April 8, 2016.

Philip Paccione Corporate Secretary

I hereby certify that the foregoing Amendment was approved by the stockholders of Skechers U.S.A., Inc. on May 25, 2016.

Philip Paccione Corporate Secretary

B-1

SKECHERS U.S.A., INC.
228 MANHATTAN BEACH BLVD. MANHATTAN BEACH, CA 90266
ATTN: TED WEITZMAN
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
1 OF 2
1
1
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC. - COMMON
THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B
THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D
THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F
THE COMPANY NAME INC. - 401 K
CONTROL # 0000000000000000
SHARES 123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
02 0000000000
The Board of Directors recommends you vote FOR the following:
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors Nominees
01 Michael Greenberg 02 David Weinberg 03 Jeffrey Greenberg
The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
2. Approval of the Skechers U.S.A., Inc. 2006 Annual Incentive Compensation Plan, as amended.
The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain
3. Stockholder Proposal Requesting the Board of Directors to Prepare a Report regarding Gender and Racial Diversity on the Board.
NOTE: Each of the person’s named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.
For address change/comments, mark here.
(see reverse for instructions) Yes No
Please indicate if you plan to attend this meeting
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5
John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
SHARES CUSIP # SEQUENCE # JOB #
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000289101_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com
SKECHERS U.S.A., INC.
Annual Meeting of Stockholders
Wednesday, May 25, 2016 at 11:00 AM
This proxy is solicited by the Board of Directors
The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2016, and hereby appoints Morton Erlich and Richard Siskind and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266, on Wednesday, May 25, 2016, at 11:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. Directions to the Annual Meeting may be found by going to the annual meeting section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR APPROVAL OF PROPOSAL 2 AND AGAINST APPROVAL OF PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000289101_2 R1.0.1.25